Exhibit 5

June 13, 2005

Entegris, Inc.

Eagle DE, Inc.

2500 Lymann Blvd.

Chaska, MN 55318

Re:	Registration on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Entegris, Inc., a Minnesota corporation (“Entegris”), and to Eagle DE, Inc., a Delaware corporation that is wholly owned by Entegris and that is to be the successor issuer, within the meaning of Rule 12g-3 under the Securities Exchange Act of 1934, as amended, to Entegris (“Entegris Delaware”), in connection with the registration by Entegris Delaware under the Securities Act of 1933, as amended, of up to 68,676,011 shares of its common stock, $.01 par value (the “Shares”). The Shares are being registered pursuant to a Registration Statement on Form S-4, Registration No. 333-124719 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission. The Shares are being issued pursuant to the Agreement and Plan of Merger, dated as of March 21, 2005 (the “Merger Agreement”), among Entegris, Entegris Delaware and Mykrolis Corporation, a Delaware corporation (“Mykrolis”).

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Shares to be issued upon the merger of Mykrolis with and into Entegris Delaware are duly authorized and, upon the filings intended to effect the merger in accordance with the Merger Agreement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Very truly yours,

FAEGRE & BENSON, LLP

By	/s/ Douglas P. Long
Douglas P. Long